Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Stock Plan, the 2015 Equity Incentive Plan, the 2015 Employee Stock Purchase Plan and the Stand-Alone Option Agreement of Avinger, Inc. of our report dated November 6, 2014 (except for the last paragraph in Note 1 as to which the date is January 28, 2015), with respect to the financial statements of Avinger, Inc. included in the Registration Statement (Form S-1 No. 333-201322), filed with the Securities and Exchange Commission filed on January 30, 2015.

/s/ Ernst & Young LLP

Redwood City, California
February 6, 2015